Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Resource Mortgage Capital, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-50705 and 33-52071) on Form S-3 and registration statement (No.33-60282) on Form S-8 of Resource Mortgage Capital, Inc. of our report dated February 6, 1996, relating to the consolidated balance sheets of Resource Mortgage Capital, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the related financial statement schedule dated December 31, 1995, which report appears in the December 31, 1995 Form 10-K of Resource Mortgage Capital, Inc..



                                                          KPMG PEAT MARWICK LLP

Richmond, Virginia
March 29, 1996